Exhibit 5.1





                         February 5, 2004


Board of Directors
Broadcast International, Inc.
7050 Union Park Ave  #600
Salt Lake City, Utah  84047

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement of Form S-8 to be filed by Broadcast International, Inc. a Utah corporation.

To the Board of Directors:

     As counsel for Broadcast International, Inc. (the "Company"), a Utah corporation, I have examined and am familiar with its Articles of Incorporation, its Bylaws and its various corporate records and procedures relating to its incorporation. I am also familiar with the procedures taken by the Board of Directors of the Company to approve the Consulting Agreements with Messers Lynn W. Briggs and Dave Floor and the Compensation Agreement with Mr. Danny Mabey all dated in January, 2004, collectively the "Plans", all of which are incorporated herein by reference. Pursuant to the Plans, the Company shall issue 105,000 shares of its Common Stock ($.05 par value) (the "Securities") to the individual consultants named in the Plans. I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 with the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

     In connection with rendering my opinion, which is set forth below, I have briefly reviewed and examined originals or copies of the following documents to determine whether the Company is "current" in its filing requirements with the Commission and whether the Company has authorized the issuance of the Securities, to-wit:

     1.  Articles of Incorporation and all amendments thereto;

     2. 10-KSB Annual Report for the year end4ed December 31, 2002, filed with the Commission on or about April 15, 20034;

     3.  10-QSB Quarterly Reports for the past twelve months;

     4.  Copies of the Plans;

     5.  Unanimous Consent of the Board of Directors adopting the Plans; and

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     6.  Correspondence with the consultants regarding the types of services rendered and to be rendered.

     Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that none of the services performed by the recipients shall be related to "capital raising" transactions or will be services that promote or maintain a market in the Company's Securities.

     I am of the opinion that the total 105,000 shares of Common Stock of the Company, when issued in accordance with the Plans, will be legally issued and validly outstanding shares of the Common Stock of the Company, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-8.

                                       Very truly yours,

                                       /s/ Reed L Benson

                                       Reed L Benson
                                       General Counsel